As filed with the Securities and Exchange Commission on September 28, 2010	Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FedFirst Financial Corporation
(exact name of registrant as specified in its charter)

Maryland	80-0578993
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Donner at Sixth Street
Monessen, PA  150620
(724) 684-6800
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

FedFirst Financial Corporation 2006 Equity Incentive Plan
(Full Title of the Plan)

Copies to:
Patrick G. O'Brien	Paul M. Aguggia, Esq.
President and Chief Executive Officer	Aaron M. Kaslow, Esq.
FedFirst Financial Corporation	Kilpatrick Stockton LLP
Donner at Sixth Street	607 14th Street, NW, Suite 900
Monessen, PA 15062	Washington, DC 20005
(724) 684-6800	(202) 508-5800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock $.01 par Value	177,886 (2)	$16.27 (3)	$2,894,206	$207

(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the FedFirst Financial Corporation 2006 Equity Incentive Plan (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of FedFirst Financial Corporation, as permitted by Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act").

(2)
Represents the shares which may be issued upon the exercise of options to purchase shares of FedFirst Financial Corporation common stock granted or to be granted under the Plan and shares which will be distributed upon the vesting of restricted stock awards.

(3)
Weighted average price determined by the weighted average exercise price of $20.35 per share (as adjusted) at which options for 98,482 shares (as adjusted) have been granted under the Plan and by $11.20, the average of the high and low prices reported on the Nasdaq Capital Market on September 23, 2010 for the remaining 79,404 shares that may be issued upon the exercise of options or vesting of awards granted under the Plan.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), and 17 C.F.R. §230.462.

FedFirst Financial Corporation

PART I                      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 & 2.  The document containing the information for the FedFirst Financial Corporation 2006 Equity Incentive Plan (the “Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1).  Said document need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.  Said document and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II                      INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed or to be filed by FedFirst Financial Corporation (the “Registrant” or the “Corporation”) with the SEC are incorporated by reference in this Registration Statement:

(a)           The Registrant’s Annual Report on Form 10-K which includes the consolidated statements of financial condition of FedFirst Financial Corporation and its subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2009, filed with the SEC on March 12, 2010 (File No. 000-51153).

(b)           The Registrant’s Quarter Reports on Form 10-Q filed with the SEC on May 17, 2010 and August 16, 2010 for the quarters ended March 31, 2010 and June 30, 2010, respectively (File No. 000-51153).

(c)           The description of the Registrant’s common stock contained in Registrant’s Form 8-K12G, as filed with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules promulgated under the Exchange Act.

(d)           The Registrant’s Current Reports on Form 8-K filed with the SEC on April 28, 2010, May 19, 2010, June 28, 2010, July 1, 2010, July 15, 2010, July 20, 2010 and September 17, 2010 (other than Items submitted under 2.02, 7.01 and 9.01 of the Form 8-K).

(e)           All the documents filed by the Registrant and the Plan, where applicable, pursuant to Sections 13(a) or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(g) of the Exchange Act.  Accordingly, a description of the Common Stock is not required herein.

Item 5.  Interests of Named Experts and Counsel

None.

Item 6.  Indemnification of Directors and Officers and Plan Administrator

The Articles of Incorporation of FedFirst Financial Corporation provides as follows:

NINTH: The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law.  The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled.  The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law.  No amendment of the Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Item 7.  Exemption from Registration Claimed

None.

Item 8.  Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

4.1	Articles of Incorporation of FedFirst Financial Corporation1
4.2	Bylaws of FedFirst Financial Corporation2
5.0	Opinion of Kilpatrick Stockton LLP as to the legality of the common stock to be issued.
23.1	Consent of Kilpatrick Stockton LLP
(contained in the opinion included as Exhibit 5.0)
23.2	Consent of ParenteBeard LLC
24.0	Power of Attorney (contained on the signature pages)
99.1	FedFirst Financial Corporation 2006 Equity Incentive Plan3

(1)	Incorporated by reference to Exhibit 3.1 in the Registrant’s Registration Statement on Form S-1 filed with the SEC on March 12, 2010.
(2)	Incorporated by reference to Exhibit 3.2 in the Registrant’s Registration Statement on Form S-1 filed with the SEC on March 12, 2010.
(3)	Incorporated herein by reference to Appendix C in the definitive proxy statement (000-51153) filed with the SEC on April 13, 2006.

Item 9.  Undertakings

The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement unless the information or prospectus required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act that are incorporated by reference into this registration statement:

(i) (ii) (iii)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, FedFirst Financial Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monessen, Commonwealth of Pennsylvania on September 28, 2010.

FEDFIRST FINANCIAL CORPORATION

By:	/s/ Patrick G. O'Brien
Patrick G. O'Brien
President, Chief Executive Officer and Director
(principal executive officer)

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Patrick G. O’Brien, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Patrick G. O'Brien	President, Chief Executive Officer and Director	September 28, 2010
Patrick G. O'Brien	(principal executive officer)

/s/ Robert C. Barry, Jr.	Executive Vice President and Chief Financial Officer	September 28, 2010
Robert C. Barry, Jr.	(principal accounting and financial officer)

/s/ R. Carlyn Belczyk	Director	September 28, 2010
R. Carlyn Belczyk

/s/ Richard B. Boyer	Director	September 28, 2010
Richard B. Boyer

Director
John M. Kish

/s/ John J. LaCarte	Director	September 28, 2010
John J. LaCarte

Director
John M. Swiatek

Director
David L. Wohleber

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing	Sequentially Numbered Page Location

4.1	Articles of Incorporation of FedFirst Financial Corporation	Incorporated by reference.
4.2	Bylaws of FedFirst Financial Corporation	Incorporated by reference.
5.0	Opinion of Kilpatrick Stockton LLP	Filed herewith.
23.1	Consent of Kilpatrick Stockton LLP	Contained in the opinion included as Exhibit 5.0.
23.2	Consent of ParenteBeard LLC	Filed herewith.
24.0	Power of Attorney	Located on the signature page.
99.1	FedFirst Financial Corporation 2006 Equity Incentive Plan	Incorporated by reference.